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                                                                    Exhibit 3.2

                         SECOND CERTIFICATE OF AMENDMENT
                                     TO THE
                   FIFTH RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                       ADVANCIS PHARMACEUTICAL CORPORATION

                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware


      Advancis Pharmaceutical Corporation, a corporation organized and existing under the laws of the State of Delaware (the "CORPORATION"), does hereby certify as follows:

      FIRST: The name of the Corporation is Advancis Pharmaceutical Corporation. A Certificate of Incorporation of the Corporation originally was filed by the Corporation with the Secretary of the State of Delaware on December 16, 1999 under the name of Advanced Pharma, Inc. A Restated Certificate of Incorporation of the Corporation was filed by the Corporation with the Secretary of the State of Delaware on January 7, 2000. A Second Restated Certificate of Incorporation was filed by the Corporation with the Secretary of the State of Delaware on November 13, 2000. A Third Restated Certificate of Incorporation was filed by the Corporation with the Secretary of the State of Delaware on April 24, 2001. A Certificate of Amendment to the Third Restated Certificate of Incorporation was filed by the Corporation with the Secretary of the State of Delaware on July 16, 2001. A Certificate of Amendment to the Third Restated Certificate of Incorporation was filed by the Corporation with the Secretary of the State of Delaware on July 20, 2001. A Fourth Restated Certificate of Incorporation was filed by the Corporation with the Secretary of the State of Delaware on October 25, 2001. A Certificate of Amendment to the Fourth Restated Certificate of Incorporation was filed by the Corporation with the Secretary of the State of Delaware on February 4, 2002. A Fifth Restated Certificate of Incorporation was filed by the Corporation with the Secretary of the State of Delaware on July 1, 2003 and a Certificate of Amendment to the Fifth Restated Certificate was filed by the Corporation with the Secretary of State on July 25, 2003 (as amended, the "Fifth Restated Certificate").

      SECOND: Transitional Provisions.

      A. Pre-Split Shares - Common Stock. Upon the filing of this Second Amendment (this "AMENDMENT") to the Fifth Restated Certificate (the "EFFECTIVE TIME"), every 1.83008 shares of the Corporation's Common Stock issued and outstanding immediately prior thereto (the "PRE-SPLIT SHARES") shall, ipso facto and without any action on the part of the holders of the Pre-Split Shares, be changed, converted and reclassified into one share of Common Stock (the "REVERSE STOCK SPLIT"). The par value of all shares of Common Stock shall continue to be, as of

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the Effective Time and thereafter, $0.01 per share. The shares of Common Stock into which the Pre-Split Shares will be converted upon the Effective Time are referred to herein as the "SPLIT SHARES."

      B. No Fractional Shares. No fractional Split Shares will be issued as a result of the Reverse Stock Split; in lieu thereof each Pre-Split Share otherwise entitled to a fractional Split Share will be paid an amount in cash determined at the rate of $____ per Split Share.

      C. Delivery of New Certificates.

      (1) Exchange of Certificates. Each holder of certificates representing Pre-Split Shares shall deliver and surrender all of such certificates to the Corporation for cancellation after the Effective Time, and shall receive upon such delivery, surrender and cancellation, or as soon thereafter as is practicable, in place thereof a certificate or certificates for the number of Split Shares of Common Stock into which such holder's Pre-Split Shares were converted upon the Effective Time in accordance with this Article SECOND hereof.

      (2) Interim Rights. Until surrendered as provided in paragraph (C)(1) above, as of the Effective Time, certificates formerly representing Pre-Split Shares shall be deemed for all purposes, corporate and otherwise, to represent solely the right to receive the Split Shares into which such Pre-Split Shares were converted at the Effective Time and the right to be paid cash for fractional Split Shares, if any, all upon delivery, surrender, and cancellation of such Pre-Split Share certificates.

      THIRD: This Amendment and the Reverse Stock Split were duly adopted and declared advisable by written consent of the Board of Directors of the Corporation in accordance with the applicable provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware. The stockholders of the Corporation duly approved this Amendment and the Reverse Stock Split by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware.

                   [ signatures appear on the following page ]

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      IN WITNESS WHEREOF, Advancis Pharmaceutical Corporation has caused this
Second Certificate of Amendment to its Fifth Restated Certificate of Incorporation to be signed in its name and on its behalf by its President and attested by its Secretary as of the ____ day of _____________, 2003.

ATTEST:                                ADVANCIS PHARMACEUTICAL
                                       CORPORATION

________________________________       By:  ____________________________________
Kevin S. Sly, Secretary                     Edward M. Rudnic, Ph.D., President